Exhibit 10.2

[Cable One Letterhead]

July 2, 2018

Kevin P. Coyle

VIA HAND DELIVERY

Dear Kevin:

This letter agreement (this “Agreement”) will confirm the understandings we have reached regarding your separation of employment from Cable One, Inc. (the “Company”) effective January 4, 2019. In return for your promises in this Agreement and your execution of the attached releases, we will provide you with the additional benefits and compensation described in this Agreement. Reference is made to the Restricted Stock Award Agreements, between you and the Company, dated January 4, 2016 (the “2016 Annual Grant Agreement”), January 3, 2017 (the “2017 Annual Grant Agreement”), January 3, 2017 (the “2017 Time-Based Grant Agreement”), January 3, 2018 (the “2018 Annual Grant Agreement”), and January 3, 2018 (together with the 2016 Annual Grant Agreement, the 2017 Annual Grant Agreement, the 2017 Time-Based Grant Agreement, and the 2018 Annual Grant Agreement, the “RSA Agreements”), and the Stock Appreciation Right Award Agreement, between you and the Company, dated September 1, 2015 (the “SARs Agreement”, and together with the RSA Agreements, the “Award Agreements”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings given to such terms in the applicable Award Agreements.

From the date of this Agreement through January 4, 2019 (the “Termination Date”) you will continue as an “at will” employee of the Company and agree to fully and diligently perform the duties assigned to you by the President & CEO. Such duties may differ from the duties currently assigned to you and may include, among other duties, your assistance in the transition of your responsibilities to others and cooperating with the Company’s efforts in connection with the orientation of your successor. By signing this Agreement you specifically agree that, following its execution, you will not assert that a diminution in your title, duties or responsibilities will give rise to Good Reason under the Award Agreements. Although it is anticipated that your employment will continue until the Termination Date, you understand that the Company continues to reserve the right to terminate your employment at any time for any reason.

On the Termination Date and without any further action on your part, you will cease to be an employee of the Company and will be removed from any and all positions you then hold with the Company. Following the Termination Date, you will receive a check from the Company which represents payment of your unpaid salary and vacation days accrued but unused through the Termination Date, less any amounts you may owe the Company and less appropriate statutory deductions. You should submit to me for review not later than January 18, 2019 any expense reports for unreimbursed business expenses (together with appropriate documentation, etc.) incurred prior to the Termination Date.

Provided that you remain employed through the Termination Date, the Company will treat your termination of employment with the Company on the Termination Date as a: (a) termination without “Cause” in accordance with the SARs Agreement, and (b) retirement in accordance with the policies of the Company for purposes of the 2018 Annual Executive Bonus Plan. Accordingly, if you remain employed through the Termination Date and sign and do not revoke the Release and the Supplemental Release (as both are defined below), you will be entitled to the following:

1.

SARs. You will vest in a portion of the SARs granted to you pursuant to the SARs Agreement determined by multiplying the total number of SARs granted to you by the Pro-Ration Fraction and then subtracting the number of SARs that had vested in accordance with their terms prior to the Termination Date (“Vested SARs”). In accordance with Section 4 of the SARs Agreement, your Vested SARs and any other unexercised SARs that have vested in accordance with their terms prior to the Termination Date may be exercised within three (3) months following the Termination Date. Upon your delivery to the Company of a written exercise notice within such three (3) month exercise period, the Company shall deliver to you or your legal representative the number of Shares (rounded down to the nearest whole Share) equal to the excess, if any, of the Fair Market Value per Share on the Exercise Date over the Exercise Price, multiplied by the number of Vested SARs, subject to your satisfaction of any applicable withholding taxes. All SARs (other than the Vested SARs and any other SARs that have vested in accordance with their terms prior to the Termination Date) will be forfeited for no consideration immediately upon the Termination Date.

2.

2018 Annual Executive Bonus Plan. In accordance with the terms of the 2018 Annual Executive Bonus Plan, you will be eligible to receive a performance-based 2018 annual cash bonus at the same time as other executives of the Company subject to the Compensation Committee’s certification of achievement of the performance metrics under the 2018 Annual Executive Bonus Plan (the “2018 Bonus”).

3.

Restricted Stock. All Restricted Shares granted to you pursuant to the RSA Agreements that have not vested in accordance with their terms prior to the Termination Date will be forfeited for no consideration immediately upon the Termination Date.

4.

All payments and benefits provided by the Company to you under this Agreement are in full satisfaction of all your rights under the Award Agreements and the 2018 Annual Executive Bonus Plan and you shall not be entitled to any additional payment or benefits pursuant to the Award Agreements or the 2018 Annual Executive Bonus Plan other than as set forth in this Agreement.

5.

Your obligations under Appendix A of the Award Agreements shall remain in full force and effect for the entire period provided therein, and the provisions of Sections 11, 15 and 16 of the Award Agreements shall survive indefinitely.

Your participation under all Company employee benefit plans will continue to be governed by the terms of such plans and, unless otherwise provided in the plan documents, this Agreement, or as required by applicable law, your participation in such plans will cease as of your last day of employment with the Company. Any money in the benefit plans of the Company due to you will be distributed in accordance with the applicable benefit plan documents, standard Company policy and applicable federal and state statutes. You will be provided the Cancellation of Benefits Form concerning any options which may be available to you under the various benefit plans.

Up until and after your Termination Date, at no time shall you say or do anything to disparage the Company, its products, or its services, or take any actions detrimental to the best interests of the Company or any of its employees, officers, or directors, including but not limited to, disclosure to third parties or any other use of information confidential to the Company. You also acknowledge your ongoing obligations under: (a) the Company Code of Business Conduct, including but not limited to your obligation not to use or disclose for your own advantage or profit, or the advantage or profit of any other person or entity, any confidential information as defined therein; and (b) Appendix A of the Award Agreements, including but not limited to restrictive covenants related to competition, solicitation, disparagement and confidential information.

The Company agrees that its officers, directors, and human resource personnel will refrain from making any statement to any person outside of the Company that is critical or derogatory of you and/or your work performance or professional competency while you were employed at the Company. You should direct any reference inquiries to the Company Vice President of Human Resources or the President & CEO, and the Company agrees that, in response to inquiries for employment references, it shall provide a “neutral reference” consisting of your dates of employment, salary verification (if requested), and positions held and that you decided to retire, and if you have decided to resume work, the Company wishes you well. These restrictions do not prohibit either of us from providing truthful responses compelled by legal process or otherwise sought in any future legal, administrative or government investigative proceedings.

You shall return to the Company not later than the Termination Date any Company property (including, but not limited to, Company vehicle, computer equipment, cellphone, software, other Company property or equipment, credit cards, and keys) and permanently delete from any home computer or other electronic storage medium originals and any copies of any information or documents confidential or proprietary to the Company in your possession (including, but not limited to, any financial, tax, strategic or marketing documents created by or for the Company). In addition, you shall not apply for, seek, or accept (and, if hired, will immediately resign from) any position as an employee of the Company or any of its current or future divisions, subsidiaries or affiliates, except to the extent explicitly agreed to in advance by an authorized representative of the Company. As of the date of your termination of employment, you shall update your profile on social media websites (such as, but not limited to, LinkedIn) to reflect that you are no longer an employee of the Company.

Subject to the terms of the Release and Supplemental Release (as both are defined below) and to the extent permitted by applicable law and regulations, you agree that before and after the Termination Date, you will not voluntarily participate in any investigation, suit or proceedings by any other individual or non-governmental entity against the Company. You further agree that before and after the Termination Date you will, for no additional compensation, cooperate with and assist the Company in the defense of any claim or proceeding brought against it or any of its related persons or entities arising out of any aspect of the performance of your job while employed. This cooperation and assistance shall include, but not be limited to, making yourself available at reasonable times to respond to requests for information from the Company’s management and its attorneys and attendance at any legal or administrative proceedings where the Company determines (in its sole discretion) that your attendance is necessary. The Company shall use its reasonable best efforts to provide you with at least forty-eight (48) hours prior notice of any such requests for attendance and will reimburse you for all reasonable travel, lodging, meal, and related out-of-pocket expenses.

Nothing in this Agreement shall be deemed or construed as an admission by the Company of the validity of any claim or allegation you may have in connection with your employment with the Company or the termination of that employment and the Company specifically disclaims any liability to, or discrimination against you or any other person, on the part of itself, its employees, directors, officers or agents.

In addition to the consideration described above, in further exchange for your: (a) acknowledgement of and continued compliance with the restrictive covenants set forth in Appendix A of the Award Agreements; (b) compliance with the other terms and conditions of this Agreement; and (c) execution and non-revocation of and compliance with a general release of claims in the form attached hereto as Appendix A (the “Release”) and the supplemental release of claims in the form attached hereto as Appendix B (the “Supplemental Release”), you will receive, as set forth below, a series of payments in the gross amount of $1,289,800.00 (collectively, the “Separation Consideration”), which consists solely of:

(i) $1,265,800.00, reflecting payment of twelve (12) months of your current annual base salary plus an additional $940,800.00; and

(ii) $24,000.00, reflecting approximately twelve (12) months of premiums for medical and dental coverage pursuant to COBRA (but, for the avoidance of doubt, there is no requirement that you use such amount for your COBRA premiums).

The Separation Consideration will be paid in two (2) installments. The first installment of $639,800.00 will be paid within ten (10) business days following the date on which the Supplemental Release becomes effective and irrevocable (the “Supplemental Release Effective Date”), and the second installment of $650,000.00 will be paid on approximately January 3, 2020 (and in no event prior to January 1, 2020 and later than March 15, 2020), provided the Supplemental Release Effective Date has occurred. You understand and agree that the Supplemental Release shall not be executed until the day after the Termination Date and that the Separation Consideration shall only be paid to you if you remain employed by the Company up to and through the Termination Date. If the Release becomes effective but the Supplemental Release does not become effective (either because you do not sign it or you revoke it after signing), you understand and agree that: (a) this Agreement, your continued employment under it, and the mutual promises made in it are sufficient consideration for the Release; and (b) you will not receive the Separation Consideration. For the avoidance of doubt, if any portion of either the Release or Supplemental Release has been validly revoked, you shall not be entitled to any of the consideration described in this Agreement including, without limitation, the Separation Consideration.

The arrangements provided for in this Agreement include all payments to which you might otherwise be entitled as a result of your employment with and/or separation from the Company (including, but not limited to, salary, vacation, flex days, commissions, severance, notice, stock or equity awards, or bonus pay and the other understandings in this Agreement). For the avoidance of doubt, you agree that: (i) you are only entitled to (A) the Separation Consideration upon the effectiveness of the Release and Supplemental Release and (B) the 2018 Bonus, if any, at the same time as other executives of the Company receive such bonus and (ii) you are not entitled to (Y) any other bonus or similar payment in connection with your employment with the Company during calendar year 2018 or 2019 or (Z) any further payments in connection with your employment, including with respect to vacation, flex days, or any other paid time off program administered or maintained by the Company.

All payments provided to you under this Agreement, including without limitation the Separation Consideration and the 2018 Bonus, shall be subject to appropriate tax and other withholdings and deductions and reported on IRS Form W-2. You acknowledge that you have not relied on any statements or representations by the Company with respect to the tax treatment of the payments described in this Agreement and that you are solely responsible for payment of all taxes required to be paid in connection with the Separation Consideration and the 2018 Bonus. If any taxing body determines that the tax treatment of any such payment was incorrect and that greater amounts should have been withheld from such payment, you acknowledge and assume all responsibility for paying those amounts and further agree to indemnify and hold the Company harmless for payment of any additional taxes and any interest and penalties thereon.

This Agreement and its attachments, including, without limitation, the Release, the Supplemental Release, and the Award Agreements, and other incorporated documents contain the entire agreement between you and the Company concerning your separation from the Company. Any and all prior agreements, representations, negotiations and understandings between the parties, oral or written, express or implied, relating to the subject matter herein, are hereby superseded.

This Agreement may be amended, changed or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware. Section 11 of each Award Agreement is hereby incorporated by reference.

If you fail to honor your obligations under this Agreement, the Company expressly reserves all rights and remedies available to it under applicable law, including, without limitation, forfeiture of amounts that would have been paid to you absent a violation of your obligations under this Agreement, repayment of any amounts previously paid to you pursuant to this Agreement, the right to recover all costs and expenses (including legal fees) that the Company is forced to incur because of your failure to honor your obligations under this Agreement.

It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to you under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. For purposes of Section 409A of the Code, each payment hereunder will be deemed to be a separate payment under Treasury Regulation Section 1.409A-2(b)(2)(iii). To the extent required by the Code, your termination of employment on the Termination Date will constitute a "separation from service" within the meaning of Section 409A of the Code.

You acknowledge that you: (a) fully understand the terms of this Agreement; (b) have been advised by the Company to consult with counsel and have had a full and fair opportunity to review this Agreement with counsel of your choosing; and (c) are entering into this Agreement knowingly and voluntarily and in return for consideration you otherwise would not be entitled to receive.

The provisions of this Agreement are severable. If a court of competent jurisdiction rules that any provision of this Agreement is invalid or unenforceable, that provision shall be automatically modified to the extent necessary to make it valid and such a ruling shall not affect the validity or enforceability of any other provision of this Agreement. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

This Agreement is binding on your heirs, executors, and personal representatives and on the successors-in-interest and assigns of the Company, including any entity that may acquire or merge with the Company. The parties each represent and acknowledge that they have full and complete authority to enter into this Agreement and bind the party or parties on whose behalf they enter into this Agreement and that each party to this Agreement is relying on such representation as a material term and condition precedent for entering into this Agreement.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures obtained via facsimile or in .pdf format shall be deemed valid as if they were inked originals.

If this Agreement correctly sets forth our agreement, please sign and return the enclosed copy of this Agreement to me. The original is for your records.

We wish you the best of luck in your future endeavors.

Sincerely,

/s/ Julia M. Laulis

Julia M. Laulis
Chair of the Board, President & CEO

IN WITNESS WHEREOF, you have acknowledged your agreement with and acceptance of these terms and duly executed this Agreement.

Accepted and agreed:

/s/ Kevin P. Coyle
Kevin P. Coyle

Date: July 2, 2018